Exhibit 21.1

Subsidiaries of the Registrant
December 31, 2004

State of Organization
Subsidiary	or Incorporation
Lake Forest Bank & Trust Company	Illinois
North Shore Community Bank & Trust Company	Illinois
Hinsdale Bank & Trust Company	Illinois
Libertyville Bank & Trust Company	Illinois
Barrington Bank & Trust Company, N.A.	National Banking Association
Crystal Lake Bank & Trust Company, N.A.	National Banking Association
Northbrook Bank & Trust Company	Illinois
Advantage National Bancorp, Inc.	Illinois
Advantage National Bank	National Banking Association
Village Bancorp, Inc.	Delaware
Village Bank & Trust of Arlington Heights	Illinois
Beverly Bank & Trust Company, N.A.	National Banking Association
Wheaton Bank and Trust Company	Illinois
Northview Mortgage, LLC	Illinois
245 Waukegan Road Limited Partnership	Illinois
Town Bank	Wisconsin
Town Investment Corp.	Nevada
Crabtree Capital Corporation	Delaware
First Insurance Funding Corporation	Illinois
Tricom, Inc. of Milwaukee	Wisconsin
Wayne Hummer Trust Company, N.A.	National Banking Association
Wintrust Capital Trust I	Delaware
Wintrust Capital Trust II	Delaware
Wintrust Capital Trust III	Delaware
Wintrust Statutory Trust IV	Connecticut
Wintrust Statutory Trust V	Connecticut
Wintrust Capital Trust VII	Delaware
Northview Capital Trust I	Delaware
Town Bankshares Capital Trust I	Delaware
Wintrust Information Technology Services	Illinois
Wayne Hummer Investments, LLC	Delaware
Wayne Hummer Asset Management Company	Illinois
Focused Investments, LLC	Illinois
WestAmerica Mortgage Company	Colorado
Guardian Real Estate Services, Inc.	Illinois